Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 21, 2024, is by and among LORI GOLDSTEIN, LTD., a New York corporation (the “Buyer”), LORI GOLDSTEIN, an individual (“Shareholder,” and together with Buyer, the “LG Parties”), and GOLD LICENSING, LLC, a Delaware limited liability company (the “Seller”), and wholly-owned subsidiary of Xcel Brands, Inc. (“Xcel,” and together with Seller, “Xcel Parties”). Buyer, Shareholder, Seller and Xcel are referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

A.Seller is in the business of the design, sale, promotion, distribution and marketing of apparel, accessories and all other categories sold under the proprietary Lori Goldstein Brands and any sub-brand or related brand.

B.In furtherance of the Term Sheet dated as of May 22, 2024 by and among the Parties, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and assume from Seller, the Transferred Assets (as hereinafter defined) upon the terms and conditions set forth below (the “Transaction”).

C.The Parties have entered into the Term Sheet effective as of May 2, 2024 (the “Settlement Effective Date”) pursuant to which the Parties have agreed to memorialize their agreement related to claims and disputes among them under the Prior APA, the Consulting Agreement, the Employment Agreement and the other Transaction Documents, in each instance as defined in the Prior APA and this Agreement, respectively.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1Certain Definitions. All terms used herein, but not defined herein shall have the meanings ascribed thereto in the Prior APA. Additional capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in Exhibit A attached hereto.

ARTICLE II.

PURCHASE AND SALE OF THE ASSETS

2.1Transfer of Assets.

(a)Purchase and Sale of Assets. Subject to and upon the terms and conditions set forth in this Agreement and in consideration of the Purchase Price (as defined below), at the Closing (as defined below) of the transactions contemplated hereby, Seller and Shareholder (as applicable) shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and assume from Seller and Shareholder (as applicable), all right, title and interest of Seller in and to the following identified assets (collectively, the “Transferred Assets”), free and clear of all Security Interests:

(i)All Intellectual Property Rights with respect to Intellectual Property relating to the following assets (“Goldstein IP”), in each case including Intellectual Property Rights created, filed or registered from March 31, 2021 through the Closing Date, solely and exclusively in respect of the Goldstein IP, including, but not limited to:

(1)all rights (including all copyrights and renewals thereof) held by Seller or Shareholder to the trademarks and brand designations LOGO, LOGO BY LORI GOLDSTEIN, LORI GOLDSTEIN, LOGO LAYERS, LOGO LINKS, LOGO LOUNGE, LOGO LUNA and all other brands and trademarks previously used, intended to be used, or otherwise considered or developed in connection with the LOGO and/or LORI GOLDSTEIN marks, including the name, image a likeness and related Intellectual Property Rights related to Lori Goldstein,  (collectively, herein referred to as the “Trademarks” or the “Lori Goldstein Brands”);

(2)to the extent Seller or Xcel has any interest therein, the URL lorigoldstein.com Internet domain name, including all registrations thereof, and all rights to listings or keyword associations in any Internet search engines or directories associated with such domain name in Seller’s or Xcel’s possession (collectively, the “Domain Name”);

(3)all social media platforms maintained by Seller or Shareholder in connection with the design, sourcing, merchandising, sale, and marketing of products under the Trademarks, including but not limited to Facebook, Instagram, YouTube, TikTok, Twitter, Snapchat, Pinterest, and any others, including any usernames and passwords;

(4)the web pages created or acquired by or for Seller solely with respect to the sale and marketing of products under the Trademarks and associated with, or located at or under, the Domain Name (collectively the “Website”), including all Website Materials. The “Website Materials” include, without limitation: (i) web pages, support files and related information and data associated with the Website; (ii) any and all text, graphics, HTML or similar code, applets, scripts, programs, databases, source code, object code, templates, forms, image maps, documentation, audio files, video files, log files or customer data; (iii) all copyrights, copyright registrations, copyright applications, trade secrets, moral rights, publicity rights and know-how related to the Website; (iv) all content that has appeared in any past or present editions of the Website, whether archived on the Website or otherwise; and (v) the operation, concepts, look and feel of the Website and Website Materials and business ideas associated with the design, sourcing, merchandising, sale and marketing of products under the Trademarks (the “Content”) but excluding in all cases the Excluded Assets;

(5)the patents and applications and registrations therefor, if any, all those registrations and applications for registrations for the Trademarks as listed on Schedule 2.1(a)(i)(5), and all designs, drawings, specifications, inventions, know-how, trade secrets and licenses thereunder; and

(ii)All of Seller’s rights under all Contracts identified in Schedule 2.1(a)(ii) (the “Assumed Contracts”);

(iii)All available creative materials, advertising and promotional materials relating to the Trademarks in all formats, including print, electronic and digital formats, and including but not limited to product designs, sketches, ideas, and all marketing and promotional materials related to the Lori Goldstein Brands (the “Promotional Materials”);

(iv)All electronic and/or digital copies and documentation, or files of or relating to the Website Materials and Promotional Materials (the “Digital Files”);

(v)All current product samples in Seller’s possession related to the Transferred Assets, if any;

(vi)All current product designs and sketches in Seller’s possession related to the Transferred Assets, if any;

(vii)All new and unopened copies of Shareholder’s book Style is Instinct that are in the possession of the Seller, if any;

(viii)All computer equipment and software, lighting and audio equipment and related technical equipment present in Shareholder’s home; and

(ix)All goodwill associated with the Trademarks and the Transferred Assets.

(b)Notwithstanding Section 2.1(a), Buyer acknowledges and agrees that it is not acquiring any right, title or interest in any assets of Seller other than the Transferred Assets, including, by way of example, the following assets (collectively, the “Excluded Assets”):

(i)Seller’s prospective licensees, pipeline reports, business plans, or other assets developed by Seller specifically related to prospective businesses, which information shall be considered proprietary to Seller;

(ii)all cash and cash equivalents and securities;

(iii)all Accounts Receivable of Seller earned or existing on or prior to the Closing related to the Transferred Assets;

(iv)insurance policies and causes of action, lawsuits, claims, demands, rights of recovery and set-off under or with respect to, and the proceeds of, insurance policies;

(v)Leases of any type;

(vi)All rights to refunds, tax refunds, prepaid assets and security deposits; and

(vii)Financial, corporate and tax records of Seller.

(c)Assumed Liabilities. In connection with the sale, conveyance, assignment, transfer and delivery of the Transferred Assets pursuant to this Agreement, at the Closing, Seller shall assign and transfer and Buyer shall accept and assume as of the Closing Date, and agrees to pay, perform and discharge as of such date the following liabilities, and no others (the “Assumed Liabilities”):

(i)All out of pocket costs, fees and expenses incurred by any Xcel Party at any time prior to or following the Closing in connection with the transfer of the Transferred Assets, including costs, fees and expenses related to trademark assignments; provided, however, that Seller shall be responsible for any expenses in excess of $500 incurred by an Xcel Party in connection with transferring any physical assets included in the Transferred Assets;

(ii)all Liabilities that arise out of or relate to Buyer’s ownership or operation of the Transferred Assets related to periods arising following the Closing;

(iii)all of the obligations and Liabilities of Seller under the Assumed Contracts for the period after the Closing Date except to the extent that such obligations and Liabilities arise out of or relate to a violation or breach thereof by Seller. For clarification purposes, Seller shall retain any liabilities and obligations related to the Assumed Contracts for the period on or prior to the Closing Date; and

(iv)Buyer shall be responsible for all product returns reported by QVC following June 30, 2024.

(d)Excluded Liabilities. Seller shall retain and shall hereafter pay, perform, satisfy and discharge when due, all Liabilities other than Assumed Liabilities, and Buyer does not assume, and expressly disclaims responsibility for, any debts, liabilities, obligations or commitments of Seller or any other party of any kind or nature whatsoever with respect to the Transferred Assets arising, incurred or accruing on, before the Closing, except Assumed Liabilities which Buyer specifically assumes under this Agreement (“Excluded Liabilities”). Excluded Liabilities shall include, but not be limited to, the following:

(i)all Liabilities relating to or arising out of the Excluded Assets other than the Assumed Liabilities;

(ii)all Liabilities arising out of any transaction or obligation incurred by Seller on or after the Closing Date, except for Liabilities arising out of or related to the Transferred Assets for the period following the Closing Date;

(iii)All obligations and liability to any of its current or former employees, including but not limited to, employee salaries, benefits, accrued and unpaid vacation related to the period on or before the Closing Date;

(iv)all liabilities and obligations for taxes of any kind, including without limitation, Federal, state and local taxes, income, sales and use, ad valorem duties and assessments, FICA, contributions and profit sharing deductions relating to the Transferred Assets on or before the Closing Date, (except for Transfer Taxes which shall be paid pursuant to Section 12.2); and

(v)any of Seller’s expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the consummation of the Transaction.

2.2Certain Required Consents. If an attempted assignment or transfer of the Transferred Assets or any claim or right of any benefit arising thereunder or resulting therefrom, without the consent, approval or waiver of a third party, would constitute a breach thereof or in any way adversely affect the rights of Seller or Buyer thereunder, unless and until any such required consent, approval or waiver has been obtained and is in full force and effect, such Transferred Asset or other claim, right or benefit shall not be deemed assigned or transferred. The Parties acknowledge that the written consent of QVC is a required consent hereunder.

2.3Further Assurances. Each Party agrees to work diligently, expeditiously and in good faith to consummate the transactions contemplated by this Agreement. If, at any time, Buyer believes or is advised that any further instruments or assurances are reasonably necessary or desirable to consummate the Transaction or to carry out the purposes and intent of this Agreement on or after the Closing Date, then Seller and Buyer, and their respective officers, employees and directors, shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Transaction and to carry out the purposes and intent of this Agreement; provided that Seller shall have no obligation to commence any legal proceeding in order to provide any of such further instruments, deeds, assignments or assurances.

ARTICLE III.

CONSIDERATION

3.1Purchase Price. The aggregate consideration (the “Purchase Price”) to be paid by Buyer to Seller for the Transferred Assets as provided in Section 3.1 and additional payments as provided in Section 3.2 below, shall be payable as follows (and as provided in Section 3.2):

(a)Prior APA and Transaction Document Waivers.

(i)As of the Settlement Effective Date, the LG Parties hereby waive (A) except as set forth in Section 3.1(c)(i), any and all Earn-Out Amounts payable or eligible for payment pursuant to the Prior APA, including, but not limited to any unpaid portion of the Earn-Out Payment or Incentive Earn Out related to the Earn Out Period as defined in the Prior APA, (B) except as set forth in Section 3.1(c)(ii), the right to any unpaid payments, bonuses or other amounts payable pursuant to the Employment Agreement or Consulting Agreement, and (C) any right to the Royalties Determined at June 30, 2024 (as defined below), (D) except for the

Unreimbursed Expenses as set forth in Section 3.1(c)(iii), any right to indemnification, fees or costs pursuant to the Prior APA and any Transaction Document as defined in the Prior APA, including the Employment Agreement and Consulting Agreement, each as defined in the Prior APA; provided, however, that the foregoing waivers shall not adversely affect the Shareholder’s rights under any applicable Law with respect to the continuation of medical or other coverage under COBRA, the premiums of which shall be paid by Shareholder; and

(ii)As of the Settlement Effective Date, the Xcel Parties hereby waive any right to indemnification, fees or costs pursuant to the Prior APA and any Transaction Document as defined in the Prior APA; and

(iii)As of the Closing Date, each Party hereby waives its respective obligations and rights under the Restrictive Covenants and such Restrictive Covenants shall terminate and be of no further force or effect following the Closing Date.

(b)In exchange for such waivers and as consideration for the Transferred Assets, the Parties have agreed to the following:

(i)Seller shall retain any and all Net Royalties or Fee Income related to the Transferred Assets through the period ending June 30, 2024, which shall include the Royalty Payment due from QVC under the QVC Agreement and any royalties owed to Seller pursuant to any other license agreement, in each case, for such period; provided, however, that Seller shall not be responsible for remitting any amounts to Buyer in respect of product returns reported by QVC or any other licensee following June 30, 2024, irrespective of the period to which such product returns relate (the “Royalties Determined at June 30, 2024”). For avoidance of doubt, any payment made to Seller in connection with the “Reconciliation” (as defined in the QVC Agreement Amendment No. 7) of Royalties (as defined in the QVC Agreement) shall be deemed a portion of the Royalties Determined at June 30, 2024 and shall promptly be returned to Seller if received by Buyer.

For purposes of this section the following definitions apply:

“Net Royalties” means royalty revenue reported by all licensees in respect of the Transferred Assets for the period ending June 30, 2024, including the QVC Agreement, as recognized under generally accepted accounting principles (GAAP), less only commissions on such royalty revenues contractually due to third-parties, including brokers and other retailers.

“Fee Income” means any amounts owed to Seller under any Assumed Contract for all periods prior to June 30, 2024. For avoidance of doubt, amounts owed under the contract with One Jeanswear Group for the period ending June 30, 2024 shall be an asset of Seller, and if received by Buyer shall be returned to Seller, provided that Buyer shall have no obligation to pursue such payments on Seller’s behalf.

(c)Buyer acknowledges receipt of a payment of $50,000 as of May 29, 2024 as partial payment of unpaid Earn-Out Payments. At Closing Seller shall pay: (i) $25,000 to Buyer as the balance of the consideration owed to Buyer for unpaid Earn-Out Payments, (ii) $25,000 to Shareholder and Buyer, as applicable, in settlement for any amount owed under the Employment Agreement or the Consulting Agreement, and (iii) $17,882.59 (“Unreimbursed Expenses”), which represents all unreimbursed amount owed to Shareholder for her customary air travel, ground transportation, housing accommodations, and meals up to the Closing Date.

(d)For tax reporting purposes, the agreed value of the consideration to be paid by the LG Parties to the Xcel Parties in the form of amounts waived, rights terminated, and rights assigned to Buyer, and the agreed value of the Transferred Assets and payments under Section 3.1(c)(i) and (ii) received by the LG Parties from the Xcel Parties shall not exceed $1,270,000 (One Million, Two Hundred Seventy Thousand Dollars) (the “Maximum Consideration”). If applicable, the Maximum Consideration shall be adjusted downwards on or prior to the Closing Date by an amount equal to the prorated Annual Earn-Out Payment for 2024, if earned, as determined in accordance with the Prior APA solely for tax purposes, the result of which shall be the “Agreed Value”. With respect to the LG Parties, the Agreed Value shall be allocated entirely to amounts waived by the LG Parties pursuant to Section 3.1(a)(i)(A) except for payments received by Shareholder pursuant to Sections 3.1(c)(ii) and 3.1(c)(iii), which shall be applied and reduce amounts waived by the LG Parties pursuant to Sections 3.1(a)(i)(B) and 3.1(a)(i)(D), respectively. All tax returns and information and reports of the LG Parties and the Xcel Parties shall be prepared and filed in a manner that is consistent with the Agreed Value and such allocations.

3.2Accounts Receivable and other Payments.

(a)Seller shall promptly forward to Buyer any and all proceeds relating to the Transferred Assets, including any payments required to be paid to Seller the extent such proceeds relate to a period beginning after June 30, 2024.

(b)Buyer shall promptly forward to Seller any and all proceeds relating to the Excluded Assets, including any payments required to be paid to Seller pursuant to the QVC Agreement, that are received by Buyer or Shareholder following the Closing Date to the extent such proceeds relate to a period on or prior to June 30, 2024.

(c)To the extent that either Seller or Buyer receives payment in respect of Accounts Receivable from any Person, such Accounts Receivable shall be allocated based upon the oldest Accounts Receivable first regardless of whether a particular Account Receivable is identified for payment.

(d)Each Party shall provide the other Parties with reasonable access to its relevant books and records, including all reports delivered by QVC in respect of payments pursuant to the QVC Agreement, for the purpose of verifying any funds required to be paid pursuant to this Section 3.2.

3.3Buyer and Seller will be entitled to deduct and withhold from any amounts payable hereunder, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law. Any amounts so withheld will be paid over to the appropriate Governmental Entity. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to Buyer or Seller, as the case may be. If Buyer or Seller intends to deduct or withhold any Taxes as required by Law from any payment made in connection with the transactions contemplated hereunder (other than any withholding required on payments in the nature of compensation for services), such Party shall use commercially reasonable efforts to provide advance notice of its intent to withhold such amounts and use commercially reasonable efforts to cooperate with the other Party to mitigate, reduce or eliminate such deduction or withholding.

3.4For all U.S. federal and applicable state and local income Tax purposes, the transactions effected pursuant to this Agreement shall be treated as a taxable purchase by the Buyer of all of Transferred Assets in a transaction governed by Section 1001 of the Code (the “Intended Tax Treatment”). The Purchase Price for the Transferred Assets and any liabilities treated as purchase price for federal income Tax purposes shall be allocated for Tax purposes among the Transferred Assets in accordance with the allocation methodology attached hereto as Exhibit B (the “Allocation”). None of the Parties shall take any position (whether in audits, Tax Returns, information returns, or otherwise) inconsistent with the Allocation, the Intended Tax Treatment or this Section 3.4, except as required by a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of any state or local Law).

ARTICLE IV.

CLOSING; CLOSING DELIVERIES

4.1Closing. On the terms and subject to the conditions set forth in this Agreement (including satisfaction or waiver of the conditions to Closing set forth in Article IV other than conditions which, by their nature, are to be satisfied on the Closing Date), the consummation of the purchase and sale of the Transferred Assets by Seller to Buyer shall take place effective as of the 11:59 p.m. on June 30, 2024 simultaneously with the execution and electronic delivery of all Transaction Documents other than this Agreement. The consummation of such transactions is herein collectively referred to as the “Closing.” The date and time of the Closing are sometimes referred to herein as the “Closing Date,” which Closing shall be deemed to take place at the offices of Blank Rome, 1271 Avenue of the Americas, New York, New York on the date thereof.

4.2Seller’s Obligations and Deliveries at Closing. At the Closing, Seller shall deliver or shall cause to be delivered to Buyer:

(a)A bill of sale, assignment and assumption agreement for the Transferred Assets substantially in the form of Exhibit 4.2(a) (“Bill of Sale, Assignment and Assumption Agreement”), duly executed by Seller;

(b)an assignment and assumption agreement for the Goldstein IP substantially in the form of Exhibit 4.2(b) (“Assignment and Assumption Agreement of Intellectual Property”) duly executed by Seller;

(c)a separate trademark assignment for the Trademarks, substantially in the form of Exhibit 4.2(c) (“Trademark Assignment”) duly executed by Seller;

(d)Intentionally Omitted;

(e)a Termination of the Employment Agreement substantially in the form of Exhibit 4.2(e) (“Termination of Employment Agreement”) duly executed by Xcel;

(f)a Termination of Consulting Agreement substantially in the form of Exhibit 4.2(f) (“Termination of Consulting Agreement”), duly executed by Xcel;

(g)all other Transferred Assets that are in tangible form including all copies of Assumed Contracts, Promotional Materials existing in any format and all of the Digital Files;

(h)a certificate duly executed by an officer of Seller certifying (i) as to the incumbency and signatures of Seller’s officers executing any documents being delivered to Buyer hereunder, (ii) resolutions of the Board of Directors of Seller authorizing the Transaction and the execution and delivery of this Agreement and Transaction Documents and (iii) that the conditions set forth in Section 4.4(a) and Section 4.4(b) have been satisfied;

(i)certificates of title and other instruments, documents and agreements required to affect the sale, transfer and conveyance of the Transferred Assets to Buyer as contemplated by this Agreement;

(j)an assignment and assumption of the Assumed Contracts (including any required consents for such assignments), duly executed by Seller;

(k)the Assumption Agreement (as defined in Section 3.1(b)(ii)(A) above), duly executed by Seller and QVC; and

(l)At the request of Buyer, Seller shall deliver to Buyer such other documents as Buyer may reasonably deem appropriate in order to give Buyer title to the Transferred Assets.

4.3Buyer’s and Shareholder’s Obligations and Deliveries at Closing. At the Closing, Buyer and Shareholder shall deliver or shall cause to be delivered to Seller:

(a)The Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer;

(b)The Assignment and Assumption Agreement of Goldstein IP, duly executed by Buyer and Shareholder;

(c)The Termination of the Employment Agreement duly executed by Shareholder;

(d)The Termination of the Consulting Agreement duly executed by Buyer;

(e)The Assumption Agreement, duly executed by Buyer, Shareholder and QVC; and

(f)certificate duly executed by an officer of Buyer certifying (i) as to the incumbency and signatures of Buyer’s officers executing any documents being delivered to Seller hereunder, (ii) resolutions of the Board of Directors of Buyer and of the Shareholder authorizing the Transaction and the execution and delivery of this Agreement and Transaction Documents and (iii) that the conditions set forth in Section 4.5(a) and Section 4.5(b) have been satisfied.

4.4Conditions of Buyer’s and Shareholder’s Obligations. Buyer’s and Shareholder’s obligations to effect the Transactions is subject to the satisfaction (or waiver in writing by Buyer) as of the Closing of the following conditions precedent:

(a)Covenants and Representations and Warranties. Seller shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by them pursuant to this Agreement at or prior to the Closing. The representations and warranties of Seller contained in Article V of this Agreement shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though made at and as of the Closing Date.

(b)Laws. No Law shall be in effect which prevents or prohibits the consummation of the Transactions or which will cause any of such Transactions to be rescinded following consummation.

(c)Closing Deliverables. Seller, as applicable, shall have delivered, or caused to be delivered, to Buyer and Shareholder the closing deliverables detailed in Section 4.2.

4.5Conditions of Seller’s Obligation. Seller’s obligation to affect the Transactions is subject to the satisfaction (or waiver in writing by Seller) as of the Closing of the following conditions precedent:

(a)Covenants and Representations and Warranties. Buyer and Shareholder shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to this Agreement at or prior to the Closing. The representations and warranties of Buyer and Shareholder contained in Article VI of this Agreement shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though made at and as of the Closing Date.

(b)Laws. No Law shall be in effect which prevents or prohibits the consummation of the Transactions or which will cause any of such Transactions to be rescinded following consummation.

(c)Closing Deliverables. Buyer and Shareholder shall have delivered, as applicable, or caused to be delivered, to Seller the closing deliverables detailed in Section 4.3.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in Seller disclosure schedules attached hereto (“Seller Disclosure Schedules”), Seller and Xcel jointly and severally represent and warrant to Buyer and Shareholder as follows both as of the date hereof and as of the Closing Date:

5.1Organization, Standing and Power. Seller is a corporation duly organized and validly existing under the laws of Delaware. Seller has all necessary corporate power to own the Transferred Assets and to carry out the business as currently conducted and operated, and Seller is duly qualified to transact business in all jurisdictions in which the nature of Seller’s business makes such qualification necessary.

5.2Authorization.

(a)Seller has full corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller.

(b)This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c)Except as set forth in Schedule 5.2(c), no consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Entity or third Person, domestic or foreign, the absence of which would, either individually or in the aggregate, have a Material Adverse Effect, is or will be required on the part of Seller in connection with the execution and delivery of this Agreement, the performance of its or her obligations hereunder or the consummation by Seller of the transactions contemplated hereby.

5.3Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate or conflict with or provide a right of termination to any Person under (a) any provision of the Certificate of Incorporation or Bylaws of Seller, (b) any law, statute, rule, regulation, qualification or order of any Governmental Entity to which Seller or the Transferred Assets are bound or subject or (c) any material agreement, indenture, undertaking, permit, license or other instrument to which Seller is a party or by which it or any of its properties is bound.

5.4Title to Transferred Assets; Encumbrances; Condition of Assets. Seller has good and marketable title to the Transferred Assets. Seller owns all of the Transferred Assets. The Transferred Assets are free and clear of all Security Interests.

5.5Assumed Contracts. Schedule 2.1(a)(ii) contains a complete list of the Assumed Contracts. Each of the Assumed Contracts is a binding obligation of Seller and is in full force and effect and enforceable by Seller in accordance with its terms. Seller has not received notice of cancellation of or intent to cancel any of the Assumed Contracts. There exists no event of default or occurrence, condition or act on the part of Seller or, to the Knowledge of Seller, on the part of the other party to the Assumed Contracts, which constitutes or would constitute (with notice or lapse of time or both) a breach or would cause or permit acceleration of any obligation of Seller. Except as set forth on Schedule 5.2(c), no approval or consent is required of any third party for the assignment or assumption of the Assumed Contracts. Subject to the receipt of the approvals and consents set forth in Schedule 5.2(c), the execution of this Agreement and the consummation of the transactions contemplated herein will not have a material adverse effect on Buyer’s ability to enjoy the benefits of the Assumed Contracts to substantially the same extent as that enjoyed by

Seller prior to Closing. The Assumed Contracts constitute all of the contracts necessary for the use of the Transferred Assets.

5.6Litigation. There are no actions, suits, proceedings or investigations pending nor, to the Knowledge of Seller, threatened against Seller relating to the Transferred Assets which, if adversely determined, would have a Material Adverse Effect on the Transferred Assets. There have never been any claims made, or actions, suits, proceedings or investigations commenced by third parties, including but not limited to personal injury or product liability claims that would have a Material Adverse Effect on the Transferred Assets.

5.7Solvency. Seller is not currently subject to any insolvency proceedings of any kind, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Transferred Assets and, to Seller’s Knowledge, no such proceedings are threatened.  Seller has not made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for, the institution of any such insolvency proceedings.

5.8Brokers; Finders. No agent, broker, investment banker, person or firm acting on behalf of Seller or under the authority of Seller is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated hereby

5.9Intellectual Property.  Schedule 5.9 represents a true and complete list all Trademarks and in each case listing (i) the name of the current owner of record at the relevant trademark office, (ii) the jurisdiction where the application/registration is located, (iii) the application and/or registration number, (iv) the filing date and/or issuance/registration/grant date (to the extent available) and (v) the prosecution status. All Trademarks are, to Seller’s Knowledge, and unless otherwise indicated in the Status column of Schedule 5.9, valid and subsisting, in full force and effect, and all affidavits or declarations of continuing use, renewals, and all other material maintenance actions that are required to maintain registrability have been filed on a timely basis with respect to the Trademarks. Seller has also filed all eligible affidavits of incontestability in the United States on behalf of its trademark registrations when Seller believed it was commercially desirable to do so.

5.10Taxes. To the Knowledge of Seller, all Tax Returns have been timely filed with the appropriate Governmental Entity in all jurisdictions in which such returns and reports are required to be filed, and all such Tax Returns properly reflect the Taxes of the Seller for the periods covered thereby.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF BUYER AND SHAREHOLDER

Buyer and Shareholder, jointly and severally, warrant and represent to Seller as follows both as of the date hereof and as of the Closing Date:

6.1Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority and is duly qualified to own its assets and properties and to conduct its business as and where it is being conducted.

6.2Authorization.

(a)Buyer has full corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby and pursuant to each Transaction Document to which it is a party. Shareholder has the individual capacity to enter into this Agreement and perform her obligations hereunder and to consummate the transactions contemplated hereby and pursuant to each Transaction Document to which she is a party. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby and by each Transaction Document to which Buyer is a party have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and Shareholder. This Agreement and each Transaction Document to which Buyer and Shareholder is a party, in each case, constitutes a legal, valid and binding obligation of Buyer and Shareholder, enforceable against Buyer and Shareholder in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)No consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Entity or third Person, domestic or foreign, the absence of which would have a material adverse effect on the operations, results of operations or condition (financial or otherwise) of Buyer or the ability of Buyer or Shareholder to perform its or her obligations, as applicable, under this Agreement and the Transaction Documents to which each of Buyer and Shareholder is a party, and any other agreements contemplated hereby is or has been or will be required on the part of Buyer, Shareholder or any of its or her Affiliates in connection with the execution and delivery of this Agreement, the performance of Buyer’s or Shareholder’s obligations hereunder or the consummation by Buyer, Shareholder or any of its or her Affiliates of the transactions contemplated hereby or by and Transaction Document to which Buyer or Shareholder is a party.

6.3Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate or conflict with or provide a right of termination to any Person under (a) any provision of the Certificate of Formation or operating agreement of Buyer or any of its Affiliates, (b) any law, statute, rule, regulation, qualification, Legal Requirement, Governmental Authorization or Decree to which Buyer, Shareholder or any of its or her Affiliates or any of their respective businesses or assets are bound or subject or (c) any material agreement, indenture, undertaking, permit, license or other instrument to which Buyer, Shareholder or any of its or her Affiliates is a party or by which any of its or her, or any of their properties may be bound or affected.

6.4Disclosure. No representations or warranties by Buyer or Shareholder , singly or collectively, in this Agreement and no statement contained in any document, certificate or other writing furnished or to be furnished by Buyer, Shareholder or any of its or her Affiliates to Seller pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading.

6.5Brokers; Finders. No agent, broker, investment banker, person or firm acting on behalf of Buyer or Shareholder or any firm affiliated with Buyer or Shareholder or under the authority of Buyer or Shareholder is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

6.6Solvency. Immediately after giving effect to the transactions contemplated hereby, each of Buyer and Shareholder shall be solvent and shall have sufficient funds to pay its or her debts as and when the same shall be due and payable, and each of Buyer and Shareholder agrees that it or she, as applicable shall not take any action after the transactions contemplated hereby that would reasonably be expected to cause Buyer or Shareholder not to have sufficient funds to be able to pay its or her debts as and when the same shall be due and payable. The Buyer is not subject to any insolvency proceedings of any kind affecting the Transferred Assets, and no such proceedings have been threatened.

ARTICLE VII.

COVENANTS

7.1Cooperation. Prior to the Closing and for a period of three (3) months following the Closing, Buyer, Seller and Shareholder shall cooperate with each other, and shall use their commercially reasonable efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Transferred Assets from Seller to Buyer and Shareholder and to minimize the disruption to the design, sourcing, merchandising, sale and marketing of products under the Trademarks by Buyer and Shareholder resulting from the transactions contemplated hereby.

7.2Arbitration Withdrawal. Seller shall withdraw the AAA Arbitration among the Parties with prejudice at the Closing Date or immediately thereafter.

7.3Recording of Intellectual Property Assignments. Seller, Shareholder and Buyer shall cooperate to timely record and file the Intellectual Property Assignments with respect to the Trademarks, at Buyers’ sole cost and expense, with the appropriate Governmental Entity as promptly as practicable following the Closing Date.

7.4Foreign Intellectual Property. Seller agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, as Buyer may reasonably request or as may be otherwise necessary to assist with the registration and transfer of all foreign trademarks included in the Transferred Assets, all at Buyer’s sole cost and expense.

7.5Covenant Not To Compete. The covenant not to compete contained in the Prior APA shall be terminated as of the Closing Date and such covenant not to compete shall be of no further force or effect following the Closing with respect to LG Parties.

7.6Confidentiality. From and after the date hereof, each of Seller, Shareholder and Buyer shall, and shall cause each of its respective Affiliates and Representatives to, treat as confidential and use commercially reasonable efforts to safeguard and not to disclose, except as expressly agreed in writing, all Confidential Information of the other Parties, and Buyer and Shareholder each agree to, and to cause their Affiliates and Representatives, not to use any and all Seller Confidential Information included within the Transferred Assets. Each Party shall exercise the same care used by such Party to prevent the unauthorized use or dissemination of its own proprietary and confidential information in connection with the protection of Confidential Information pursuant to this Section 7.6. Notwithstanding the foregoing, a Party may disclose Confidential Information (i) to its employees, consultants, Representatives, current or prospective lenders or advisors who agree to or are otherwise bound to maintain the confidentiality thereof, (ii) to a Third Party, as required by a valid Decree, (iii) to a Governmental Entity, as required by applicable Legal Requirement, legal process or request for information from a Governmental Entity, (iv) as required to be disclosed on any Tax Returns or securities filings, or (v) in connection with any legal proceedings relating to this Agreement or the Employment Agreement or the transactions contemplated hereby or thereby or the enforcement of any rights hereunder or thereunder. Notwithstanding the provisions of clauses (ii) and (iii) above, in the event that a Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose the Confidential Information of any other Party, to the extent permitted, such Party will notify the disclosing Party promptly of the request or requirement so that the disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.6. If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on advice of counsel, nonetheless requested or required to disclose any Confidential Information of another Party, it may do so to the extent so requested or required; provided, however, that such Party shall use its commercially reasonable efforts to obtain, at the reasonable request of the disclosing Party and at the sole expense of the disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of such information as the disclosing Party shall designate.

7.7Non-Disparagement.

(a)The Parties agree to abide by the Non-Disparagement provisions of the Term Sheet.

(b)Each Party shall be entitled (without limitation of any other remedy) to specific performance and/or injunctive relief with respect to any breach or threatened breach of the covenants in this Section 7.7; provided, however, that any breach or threatened breach of this Section 7.7 shall not constitute a termination or rescission of the sale of the Transferred Assets pursuant to this Agreement.

7.8Further Assurances. From time to time following the Closing Date, each Party shall execute and deliver, or cause to be executed and delivered, such instruments and documents as a Party may reasonably request or as may be otherwise necessary to more effectively consummate the transactions contemplated hereby. Following the Closing Date, Seller agrees to forward to Buyer and Shareholder any correspondence or other communications addressed to Seller received by it that relates to the Transferred Assets.

7.9Closing Efforts. Subject to the terms of this Agreement, each of the Parties shall use their commercially reasonable efforts to take all actions and to do all things reasonably necessary in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Section 4.4 and Section 4.5).

7.10Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, (a) conduct its business in the ordinary course of business consistent with past practice and in accordance in all material respects with all applicable Laws; and (b) use reasonable efforts to maintain and preserve intact the current organization and business of Seller and to preserve the rights, goodwill and relationships of its employees, customers, vendors and others having material business relationships with Seller.

ARTICLE VIII.

RELEASE

8.1Release of Liability. Each Party fully, completely, and without exception, reservation, or compromise releases, waives, dismisses, and forever discharges each and every other Party from all actions, causes of action, suits, debts, rights, losses, obligations, claims, obligations of every kind and nature, liquidated or unliquidated, fixed or contingent in law or equity, liabilities, and demands whatsoever, whether asserted or not asserted, existing or contemplated, including, but not limited to, all Claims under the Prior APA, the Transaction Documents under the Prior APA, this Agreement and the Transaction Documents under this Agreement, and all of the claims, counts, proceedings, and causes of action that could have been brought concerning, regarding, arising from or out of, or pertaining to the Prior APA, the Transaction Documents under the Prior APA, this Agreement and the Transaction Documents under this Agreement the no matter when, where, and how incurred (collectively, the “Claims”), that a Party has, could have raised, or may have raised against a Party under or pursuant to the Prior APA, the Transaction Documents under the Prior APA, this Agreement and the Transaction Documents under this Agreement and including the terms of any prior business or commercial contract, arrangement, business, or dealings among or between the Parties including any payment disputes under any contract or arising from any business, shareholder, equityholder, personal, or professional relationship among or between the Parties as well as any other actions, causes of action, suits, debts, obligations, claims, liabilities, and demands whatsoever that any Party has or may have against any other Party, known or unknown, for any matter or thing no matter how characterized. The Parties waive and release all business, commercial, and personal dealings, transactions, and relationships by, between, and among the Parties from the beginning of time through and including the Closing Date. The releases, waivers, and discharges contemplated by this Agreement are referred to collectively as the “Releases.”  Notwithstanding anything to the contrary contained in the Releases, a Party’s rights to pursue a claim under Section 7.7 (Non-Disparagement) based on facts and circumstances occurring following the Closing Date shall not be considered a “Release” for purposes of this Agreement.

8.2Broad Scope of Releases: The Releases contemplated in this Agreement shall be construed and interpreted as widely and broadly as possible and shall include a release, waiver, and discharge by any Party from any Claims, losses, proceedings, or actions raised by any Party against the other Party, including its officers, directors, shareholders, members and employees, in connection with any Claim related to the Prior APA, the Transaction Documents under the Prior APA, this Agreement and the Transaction Documents under this Agreement. Notwithstanding anything to the contrary contained in the Releases, a Party’s rights to pursue a claim under Section 7.7 (Non-Disparagement) based on facts and circumstances occurring following the Closing Date shall not be considered a “Release” for purposes of this Agreement.

8.3Covenant Not to Sue:  Each Party covenants and represents that with respect to any Claims or any obligation subject to the Releases or that are released, waived, or discharged by this Agreement, no Party will directly or indirectly commence any lawsuit, proceeding, or action, and will not encourage, solicit, or voluntarily assist or participate in any way in the filing, reporting, or prosecution by any Party or a third-party of a lawsuit, arbitration, mediation, or claim (including a third-party or derivative claim) against any Party relating to any such released claim or obligation.

ARTICLE IX.

INDEMNITY

9.1Indemnification Obligations Pursuant to the Prior APA. The obligations of any Party pursuant to Article IX of the Prior APA are hereby terminated and of no further force or effect. Each Party hereby acknowledges and agrees that as of the Settlement Effective Date, there were no and since the Settlement Effective Date there have not been, any outstanding indemnification claims under the Prior APA. The representations and warranties contained in this Agreement shall not survive the Closing and there shall be no indemnification obligations of any Party pursuant to this Agreement: provided, however, that, with respect to the representation made by Seller in Section 5.9 (Intellectual Property) (the “IP Representation”) of this Agreement, such IP Representation shall survive for a period of three (3) months following the Closing. If Buyer notifies Seller within such three-month period following the Closing that Buyer has sustained proven Losses out of, resulting from, or relating to or arising out of the breach of the IP Representation, Seller shall indemnify Buyer for such proven Losses.

9.2Indemnification Procedures. Seller may acknowledge and agree by notice to Buyer in writing to satisfy such claim within thirty (30) days of receipt of notice of such claim from Buyer. If Seller shall dispute such claim, Seller shall provide written notice of such dispute to Buyer within such 30-day period, setting forth in reasonable detail the basis of such dispute. Upon receipt of notice of any such dispute, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within thirty (30) days of the date such notice of dispute is received. If Seller shall fail to provide written notice to Buyer within thirty (30) days of receipt of notice from Seller that Buyer either acknowledges and agrees to pay such claim or disputes such claim, Seller shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim.

9.3Limitations of Damages. In no event shall Seller be liable to Buyer, Shareholder or their respective Affiliates for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

9.4Mitigation Requirement. Buyer and Shareholder shall take, and cause its Affiliates to take, all reasonable steps to mitigate any proven Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such proven Losses.

ARTICLE X.

Intentionally omitted.

ARTICLE XI.

ARBITRATION; CONSENT TO JURISDICTION

11.1Notwithstanding any other provision in this Agreement to the contrary, any controversies arising under this Agreement between Buyer and Seller shall be resolved, to the extent possible, by informal meetings and discussions in good faith between the parties. If a dispute between the parties cannot be resolved by informal meetings and discussions, within thirty (30) days from the date the dispute was first raised in a writing, the dispute shall be settled by binding arbitration by a panel of three (3) arbitrators, and a corresponding judgment may be entered in a court of competent jurisdiction. Arbitration of any dispute may be initiated by one party by commencing an arbitration, which demand will preclude any party hereto from initiating an action in any court. The arbitration panel will consist of one arbitrator named by Buyer, one arbitrator named by Seller and a third arbitrator named by the two arbitrators so chosen. The arbitration hearing will be conducted in accordance with the procedural rules set forth in the commercial arbitration rules of the American Arbitration Association. The situs of the arbitration will be New York City. The arbitrators shall not be empowered to award punitive or exemplary damages to either party.

ARTICLE XII.

MISCELLANEOUS

12.1Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon receipt if it is sent by United States mail, facsimile, or reputable express courier, and addressed or otherwise sent to the intended recipient as set forth below:

If to Buyer or Shareholder: Lori Goldstein, Ltd. c/o TAG Associates, LLC 810 Seventh Street 7th Floor New York, New York 10019 Attention: Neil Shapiro Text: 212-275-1556 Email: nshapiro@tagassoc.com	With copy to: Browning & Browning LLP 9595 Wilshire Boulevard Suite 701 Beverly Hills, California 90212 Attn: Kenneth L. Browning Fax: 310-247-1827 Email: kenb@browningllp.com
If to Seller: Gold Licensing LLC c/o Xcel Brands, Inc. 550 Seventh Avenue, 11th Floor New York, New York 10018 Attention: Seth Burroughs, EVP Fax: 347-572-0456 Email: sburroughs@xcelbrands.com	With copy to: Blank Rome, LLP 1271 Avenue of the Americas New York, NY 10020 Attn: Robert Mittman, Esq. Fax: 917-332-3800 Email: Robert.Mittman@blankrome.com

Said notices and communications shall be effective when delivered if delivered personally, or one Business Day after delivery to the overnight carrier.

12.2Payment of Sales, Use or Similar Taxes; Transfer Taxes. Buyer and Seller shall split equally all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to the Transaction Documents. Each of Seller and Buyer shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under applicable Law; provided, however, that such party’s preparation of any such Tax Returns shall be subject to the other’s approval, which approval shall not be unreasonably withheld or delayed.

12.3Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person or business entity other than the Parties hereto any rights, releases, waivers or remedies under this Agreement or by reason hereof.

12.4Further Assurances. Each of the Parties shall use its or her best efforts to take or cause to be taken, and to cooperate with the other party hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

12.5Entire Agreement; Amendment and Waivers. This Agreement (including the schedules and exhibits hereto), the Term sheet and the Transaction Documents represent the entire understanding and agreement between the parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement or the applicable Transaction Document, in each case,  signed by the party against whom such amendment, supplement, change or waiver is sought to be enforced. With respect to any inconsistencies between this Agreement and the Term Sheet, the Term Sheet shall control.  No action taken pursuant to this Agreement or any Transaction Document shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach nor as a waiver of any other or subsequent breach. No failure on the part of either party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.6Governing Law. This Agreement and all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to agreements made and to be performed wholly within said State, without regard to the conflicts of laws principles of such State.

12.7Successors and Assigns Neither Buyer nor Shareholder shall assign this Agreement or any rights or obligations hereunder without the prior written consent of Seller (in the case of any proposed assignment by Buyer or Shareholder) and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided that Buyer or Shareholder may assign this Agreement or any part thereof after the Closing Date to any entity as Buyer or Shareholder shall determine. Seller may assign this Agreement upon an assignment of the Transferred Assets to a wholly-owned subsidiary of Seller or Xcel. This Agreement shall inure to the benefit of and shall be binding upon the successors, heirs, legal representatives and permitted assigns of the Parties.

12.8Severability. If any part of this Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part. To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

12.9Expenses. Except as provided herein, Buyer, Seller and Shareholder shall each pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

12.10Headings/Waivers. The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. No waiver of any breach of this Agreement shall operate as a waiver of any similar subsequent breach or any breach of any other provision of this Agreement.

12.11Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. An electronic image of a signed counterpart shall be equivalent for all purposes to a counterpart bearing an original signature.

12.12Schedules. Seller Schedules attached hereto are incorporated herein by this reference and form part of this Agreement as if set forth in full herein. Any fact or item which is disclosed on any Seller Schedule in such a way as to make its relevance or applicability to information called for by another Seller Schedule or Seller Schedules reasonably apparent shall be deemed to be disclosed on such other Seller Schedule or Seller Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

LORI GOLDSTEIN, LTD.

By:	/s/Lori Goldstein
Name:	Lori Goldstein
Title:	President

SHAREHOLDER:

/s/Lori Goldstein
LORI GOLDSTEIN

GOLD LICENSING, LLC

By:	/s/ James F. Haran
Name:	James F. Haran
Title:	Chief Financial Officer

XCEL BRANDS, INC.
By:	/s/ James F. Haran
Name:	James F. Haran
Title:	Chief Financial Officer

EXHIBIT A

Definitions

For the purposes of this Agreement, in addition to the definitions set forth in the Prior APA, and those set forth in the text hereof, the following words and phrases shall have the following meanings whenever used in this Agreement (including the schedules and exhibits hereto):

“Accounts Receivable” means any account, note or other receivable or right of Seller to receive payment, including but not limited to royalties and fee income, in connection with the Transferred Assets, including any amounts that are owed and unbilled in connection with the Transferred Assets.

“Contracts” means all contracts, licenses and supply agreements of Seller, including but not limited to the QVC Agreement and the Assumed Contracts and used exclusively in connection with or exclusively related to the design, sourcing, merchandising, sale or promotion of products under the Trademarks by which the Transferred Assets.

“Knowledge” or words of similar effect means, (a) with respect to Seller, the actual knowledge of each executive officer of Seller, and (b) with respect to Buyer, the actual knowledge of each executive officer of Buyer (including, but not limited to, Shareholder).

“Prior APA” means that certain Asset Purchase Agreement dated March 30, 2021 by and among the LG Parties and the Xcel Parties.

“QVC” means QVC as identified in the QVC Agreement.

“QVC Agreement” means that certain license agreement dated May 1, 2013, and amendments thereto, by and between QVC, Inc. and Buyer.

“Security Interest” means any (i) lien, encumbrance, mortgage, pledge, charge, or other security interest and (ii) accrued but unpaid costs up to $500 related to any Transferred Asset.

“Term Sheet” means that certain Term Sheet dated May 22, 2024 by and among the Xcel Parties and the LG Parties.

“Transaction Documents” means this Agreement and all other documents required to be delivered at the Closing pursuant to Section 4.2 and Section 4.3.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.